Exhibit 99.1

Contineum Therapeutics Reports Third Quarter 2024 Financial Results and Recent Business Highlights

-Enrollment for PIPE-307 VISTA trial on track-

-Strong cash position of $214 million at the end of Q3 expected to support operations through 2027-

-Multiple potential clinical readouts in 2025-

SAN DIEGO, November 6, 2024 (Business Wire) — Contineum Therapeutics, Inc.  (Nasdaq: CTNM), a clinical stage biopharmaceutical company focused on discovering and developing novel, oral small molecule therapies that target biological pathways associated with specific clinical impairments in the treatment of neuroscience, inflammation and immunology (NI&I) indications, today reported financial results for the third quarter ended September 30, 2024, and highlighted recent corporate progress.

“The third quarter of 2024 was focused on clinical execution for our lead assets PIPE-307 and PIPE-791, where we have multiple potential opportunities in sizeable markets in IPF, depression and multiple sclerosis. During the quarter, we continued to enroll patients in our Phase 2 VISTA trial of PIPE-307 for RRMS, and we remain on track to initiate our Phase 1b open-label PET trial of PIPE-791 in the fourth quarter of 2024,” said Carmine Stengone, Contineum’s Chief Executive Officer. “In addition, we believe our strong cash balance of $214 million as of the end of the third quarter of 2024 will support meaningful clinical readouts in 2025, while also enabling us to consider expanding our pipeline to additional potentially high-value NI&I indications.”

Third Quarter 2024 and Recent Business Highlights

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As of September 30, 2024, Contineum had achieved two-thirds enrollment in its VISTA clinical trial, a multi-center randomized, double blinded, placebo-controlled Phase 2 clinical proof-of-concept trial of PIPE-307 in relapsing-remitting multiple sclerosis, ahead of Contineum’s initial projections. Contineum now expects the VISTA trial to be fully enrolled in the first half of 2025.

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In September 2024, Contineum submitted a Clinical Trial Authorization (CTA) to the Medicines and Healthcare projects Regulatory Agency (MHRA) to commence a Phase 1b open-label clinical trial of PIPE-791 to measure the relationship of pharmacokinetics to receptor occupancy by PET imaging in healthy volunteers, as well as progressive multiple sclerosis and idiopathic pulmonary fibrosis (IPF) patients. Assuming near-term MHRA authorization of Contineum’s CTA submission, Contineum plans to enroll the first two healthy volunteers in this trial in December 2024 and to have the full dataset from this trial in the first half of 2025.

●	Janssen Pharmaceutica NV, a Johnson & Johnson company, has confirmed to Contineum that it remains on track to initiate a Phase 2 clinical trial of PIPE-307 in depression.

●	Contineum anticipates nominating a development candidate from its discovery portfolio against a new target by the end of 2024.

Third Quarter 2024 Financial Results

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Cash, Cash Equivalents and Marketable Securities.  As of September 30, 2024, Contineum had cash, cash equivalents and marketable securities of $213.9 million, compared to $125.2 million at the end of 2023.

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Research and Development Expenses.  Research and development expenses were $9.7 million for the three months ended September 30, 2024, compared to $6.5 million for the three months ended September 30, 2023. The increase of $3.2 million from period to period was primarily due to a $1.1 million increase in contract research organization costs primarily related to our on-going VISTA Phase 2 clinical trial for PIPE-307 for the potential treatment of RRMS, a $1.5 million increase in expenses for toxicology studies primarily for PIPE-791, a $0.6 million increase in personnel-related expense, and a $0.7 million increase in stock-based compensation. Partially offsetting these increases was a $0.7 million decrease in manufacturing expenses for PIPE-791.

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General and Administrative Expenses.  General and administrative expenses were $3.3 million for the three months ended September 30, 2024, compared to $1.6 million for the three months ended September 30, 2023. The increase of $1.7 million from period to period was primarily driven by a $0.2 million increase in consulting and legal expenses, a $1.1 million increase in stock-based compensation, and a $0.3 million increase in personnel-related expenses.

About Contineum Therapeutics

Contineum Therapeutics (Nasdaq: CTNM) is a clinical stage biopharmaceutical company focused on discovering and developing novel, oral small molecule therapies for NI&I indications with high unmet need. Contineum is focused on targeting biological pathways associated with specific clinical impairments, that Contineum believes, once modulated, may demonstrably impact the course of disease. Contineum has a pipeline of internally-developed programs to address multiple NI&I disorders. Contineum has two drug candidates in clinical trials, PIPE-791, an LPA1 receptor antagonist in clinical development for idiopathic pulmonary fibrosis and progressive multiple sclerosis, and PIPE-307, a selective inhibitor of the M1 receptor in clinical development for relapsing-remitting multiple sclerosis. PIPE-307 is being developed pursuant to a global license and development agreement between Contineum and Janssen Pharmaceutica NV, a Johnson & Johnson company, who has also announced plans to initiate a Phase 2 trial of PIPE-307 in depression in 2024.

Contineum is headquartered in San Diego, CA. For more information, please visit www.contineum-tx.com

Forward-Looking Statements

Certain statements contained in this press release, other than historical information, constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the Company’s clinical trial and product development plans and timelines, including the timing and outcome of the MHRA’s assessment of our CTA submission to initiate a Phase 1b open-label PET clinical trial of PIPE-791, the timing and outcome of any assessment by the FDA of an IND submission to initiate the Company’s planned Phase 2 study clinical trial of PIPE-791 for the treatment of IPF as well as the Company’s ability to generate meaningful clinical readouts from either clinical trial in 2025; the indications, anticipated benefits of, and market opportunities for its drug candidates; its cash runway; its business strategies and plans; and the quotations of the Company’s management. These statements involve known and unknown risks, uncertainties and other important factors that are in some cases beyond the Company’s control and may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties, include, but are not limited to, the following: the Company is heavily dependent on the success of PIPE-791 and PIPE-307, both of which are in the early stages of clinical development, and neither of these drug candidates may progress through clinical development or receive regulatory approval; the results of earlier preclinical studies and clinical trials, including those conducted by third parties, may not be predictive of future results and unexpected adverse side effects or inadequate efficacy of the Company’s drug candidates may limit their development, regulatory approval and/or commercialization; the timing and outcome of research, development and regulatory review is uncertain; clinical studies and preclinical studies may not proceed at the time or in the manner expected, or at all; the potential for our programs and prospects to be negatively impacted by developments relating to our competitors, including the results of studies or regulatory determinations relating to our competitors; risks associated with reliance on third parties to successfully conduct clinical trials and, in the case of PIPE-307, the Company’s reliance upon Johnson & Johnson to develop PIPE-307 for depression or any other indication other than RRMS and, after completion of the VISTA trial, Johnson and Johnson’s decision, in its sole discretion, whether or not further develop PIPE-307 for RRMS; the Company has incurred significant operating expenses since inception and it expects that its operating expenses will continue to significantly increase for the foreseeable future; the Company’s license agreement with Johnson & Johnson may not result in the successful development of PIPE-307; the Company may be unable to obtain, maintain and enforce intellectual property protection for its technology and drug candidates; and unstable market and economic conditions and military conflict may adversely affect our business and financial condition and the broader economy and biotechnology industry.  Additional risks and uncertainties that could affect the Company’s business, operations and results are included under the captions, “Risk Factors” and "Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent filing on Form 10-Q and in other filings that it makes with the SEC from time to time. These documents are available on the Company’s website at www.contineum-tx.com under the Investor section and on the SEC’s website at www.sec.gov. Accordingly, readers should not rely upon forward-looking statements as predictions of future events. Except as required by applicable law, the Company undertakes no obligation to update publicly or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Company Contacts:

Peter Slover

CFO

pslover@contineum-tx.com

IR@contineum-tx.com

Contineum Therapeutics, Inc.
Condensed Balance Sheets
(Unaudited)

(in thousands)	September 30, 2024	December 31, 2023
Assets
Cash, cash equivalents and marketable securities	$213,911	$125,190
Prepaid expenses and other current assets	1,232	2,516
Property and equipment, net	888	678
Other long-term assets	3	1,283
Operating lease right-of-use assets	—	719
Total assets	$216,034	$130,386

Liabilities, convertible preferred stock and stockholders' equity (deficit)
Current liabilities	$5,806	$5,484
Long-term liabilities	—	218
Convertible preferred stock	—	192,620
Total stockholders' equity (deficit)	210,228	(67,936)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$216,034	$130,386

Contineum Therapeutics, Inc.
Condensed Statements of Operations and Comprehensive Income (Loss)
(Unaudited)

(in thousands, except share and per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
License revenue	$—	$—	$—	$50,000
Operating expenses:
Research and development	9,728	6,499	25,407	19,591
General and administrative	3,246	1,570	8,440	4,656
Total operating expenses	12,974	8,069	33,847	24,247
Income (loss) from operations	(12,974)	(8,069)	(33,847)	25,753
Other income (expense):
Interest income	2,741	1,736	6,377	2,816
Interest expense	—	—	—	(208)
Change in fair value of warrant liability	—	—	(107)	2
Change in fair value of investor rights and obligations liability	—	—	—	2,867
Other expense, net	(34)	(36)	(116)	(130)
Total other income	2,707	1,700	6,154	5,347
Income (loss) before income taxes	(10,267)	(6,369)	(27,693)	31,100
Provision for (benefit from) income taxes	—	(118)	—	611
Net income (loss)	$(10,267)	$(6,251)	$(27,693)	$30,489
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	688	(24)	453	(13)
Comprehensive income (loss)	$(9,579)	$(6,275)	$(27,240)	$30,476
Net income (loss) attributable to common stockholders, basic	$(10,267)	$(6,251)	$(27,693)	$4,340
Net income (loss) attributable to common stockholders, diluted	$(10,267)	$(6,251)	$(27,693)	$1,471
Net income (loss) per share, basic (a)	$(0.40)	$(2.69)	$(1.61)	$1.89
Net income (loss) per share, diluted (a)	$(0.40)	$(2.69)	$(1.61)	$0.43
Weighted-average shares of common stock outstanding, basic	25,730,014	2,324,588	17,182,865	2,298,175
Weighted-average shares of common stock outstanding, diluted	25,730,014	2,324,588	17,182,865	3,445,978

(a) Basic and diluted per share amounts are the same for Class A and Class B shares.